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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    RREEF Securities Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):
         875 N. Michigan Ave., 41st Floor, Chicago, Illinois 60611

Telephone Number (including area code):  (312) 266-9300

Name and address of agent for service of process: Arthur Don, D'Ancona & Pflaum LLC, 111 East Wacker Drive, Suite 2800, Chicago, Illinois 60601

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]   [_] No
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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Chicago, Illinois on September 21, 1999.



                                  /s/ Kim G. Redding
                              ------------------------------------------------
                              Kim G. Redding, Trustee



Attest: /s/ Paula Ferkull
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        Paula Ferkull, Secretary